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Accelerated Death Benefit for
Long-Term Care Services Rider


In this rider "we", "our" and "us" mean AXA Equitable Life Insurance Company. "You" and "your" mean the owner of the policy at the time an owner's right is exercised.


THIS RIDER'S BENEFIT. We will pay you, as an acceleration of the policy death benefit (but not to exceed the Long-Term Care Specified Amount), a portion of that death benefit each month as a result of the insured person being a Chronically Ill Individual who is receiving Qualified Long-Term Care Services. All benefits are subject to the provisions of this rider. Benefits accelerated under this rider will be treated as a lien against policy values. Rider benefits will also change other values of the policy; see "Effect of Rider Benefits on Policy" provision of this rider. The initial Maximum Monthly Benefit that we will pay for Qualified Long-Term Care Services is shown on page 3 of the policy.

TAXATION. THE BENEFITS PAID UNDER THIS RIDER ARE INTENDED TO BE TREATED FOR FEDERAL INCOME TAX PURPOSES AS ACCELERATED DEATH BENEFITS UNDER SECTION 101 (G) OF THE INTERNAL REVENUE CODE (THE "CODE") ON THE LIFE OF A CHRONICALLY ILL INSURED RECEIVING QUALIFIED LONG TERM CARE SERVICES WITHIN THE MEANING OF
SECTION 7702B OF THE CODE. THE BENEFIT IS INTENDED TO QUALIFY FOR EXCLUSION FROM INCOME WITHIN THE LIMITS OF THOSE PROVISIONS OF THE CODE IN EFFECT AT THE ISSUANCE OF THIS RIDER. RECEIPT OF THESE BENEFITS MAY BE TAXABLE. CHARGES FOR THIS RIDER MAY BE CONSIDERED DISTRIBUTIONS FOR INCOME TAX PURPOSES, AND MAY BE TAXABLE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO YOUR OWN SITUATION REGARDING THE TAXATION OF ANY BENEFITS RECEIVED. THIS RIDER IS NOT INTENDED TO BE A QUALIFIED LONG-TERM CARE INSURANCE CONTRACT UNDER SECTION 7702B(B) OF THE CODE.

CAUTION. WE ISSUED THIS RIDER BASED ON YOUR AND THE INSURED PERSON'S ANSWERS TO THE QUESTIONS ON THE APPLICATION FOR THIS RIDER. COPIES OF YOUR APPLICATION FOR THE POLICY AND THIS RIDER ARE ATTACHED TO THE POLICY. IF YOUR OR THE INSURED PERSON'S ANSWERS ARE NOT COMPLETE, TRUE, OR CORRECTLY RECORDED, WE HAVE THE RIGHT TO DENY BENEFITS OR RESCIND THIS RIDER, SUBJECT TO THIS RIDER'S "REPRESENTATIONS AND CONTESTABILITY" PROVISION. THE BEST TIME TO CLEAR UP ANY QUESTIONS IS NOW, BEFORE A CLAIM ARISES! IF, FOR ANY REASON, ANY OF YOUR OR THE INSURED PERSON'S ANSWERS ARE INCORRECT, CONTACT US AT OUR ADMINISTRATIVE OFFICE SHOWN IN THE POLICY.

NOTICE TO OWNER. THIS RIDER MAY NOT COVER ALL OF THE COSTS ASSOCIATED WITH LONG-TERM CARE SERVICES DURING THE INSURED PERSON'S PERIOD OF COVERAGE. YOU ARE ADVISED TO CAREFULLY REVIEW ALL POLICY AND RIDER LIMITATIONS. RECEIPT OF ACCELERATED DEATH BENEFITS UNDER THIS RIDER MAY ADVERSELY AFFECT YOUR ELIGIBILITY FOR GOVERNMENTAL BENEFITS OR PUBLIC ASSISTANCE PROGRAMS, SUCH AS MEDICAID.

EFFECTIVE DATE OF THIS RIDER. This rider is effective on the Register Date of the policy.

RIGHT TO EXAMINE THIS RIDER. You may examine this rider, and if for any reason you are not satisfied with it, you may cancel it by returning it with a written request for cancellation to our Administrative Office or to the agent who sold it to you by the 30th day after you receive it. If you do this, we will reverse any charges that were applicable to this rider and this rider will be treated as if it had never been issued.

COST OF THIS RIDER. The monthly cost for this rider is part of the monthly deductions described in the policy. The monthly rate for this rider is based on the insured person's sex, issue age benefit percentage selected and tobacco user status. We may revise the rider's rates from time to time. Any change in the rider's rates we use will be as described in the "Changes in Policy Cost Factors" provision of the policy. However, the rider's rate will never be more the guaranteed rate shown in the "Policy Information" section of the policy.

The monthly cost for this rider is equal to the current monthly rate per $1000 for this rider times the net amount at risk for this rider divided by $1000. The net amount at risk for this rider is the current Long-Term Care Specified Amount minus your Policy Account Value, but not less than zero. The monthly cost for this rider will apply while this rider and policy are in effect, but not beyond the policy anniversary nearest the insured person's 100th birthday. The monthly cost for this rider will not be deducted while rider benefits are being paid.

RENEWABILITY. Unless this rider terminates (see "Rider Termination" provision) it will remain in force as long as the policy remains in force.

LAPSE PROTECTION. If the Net Policy Account Value is insufficient to cover the total monthly deductions for the base policy and any riders while benefits under this rider are being paid, we will not lapse the policy.

                               RIDER DEFINITIONS.

ACCUMULATED BENEFIT ACCOUNT. An account we establish when benefits are paid under this rider. This account will equal the cumulative amount of rider benefits paid (including any loan repayments) during a Period of Coverage, accumulated at 0% interest. We subtract the amount in this account from the base policy death benefit if the insured person dies before the end of a Period of Coverage. The Cash Surrender Value of this policy will be reduced pro rata for the portion of the Long-Term Care Specified Amount that we have accelerated to date, but not by more than the Accumulated Benefit Account.


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If the insured person is alive at the end of a Period of Coverage, the
Accumulated Benefit Account is reset to zero dollars. However, policy values will at that time also be reduced as explained in the "Effect of Rider Benefits on Policy" provision of this rider.

ACTIVITIES OF DAILY LIVING. Those activities that measure the insured person's ability for self care. The Activities of Daily Living used in this rider to determine the level of care needed by the insured person are:

     1. Bathing, which means washing oneself by sponge bath; or in either a tub or shower, including the task of getting in or out of the tub or shower.

     2. Continence, which means the ability to maintain control of bowel and bladder function; or, when unable to maintain control of bowel or bladder function, the ability to perform associated personal hygiene, including caring for a catheter or colostomy bag.

     3. Dressing, which means putting on and taking off all items of clothing and any necessary braces, fasteners, or artificial limbs.

     4. Eating, which means feeding oneself by getting food into his or her body from a receptacle (such as a plate, cup, or table) or by a feeding tube or intravenously.

     5. Toileting, which means getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

     6. Transferring, which means moving into or out of a bed, chair, or wheelchair.

ADULT DAY CARE. A community based group program that provides health, social, and related support services in a facility which is licensed or certified by the jurisdiction as an Adult Day Care Center for impaired adults.

ASSISTED LIVING FACILITY. A facility that is engaged primarily in providing ongoing care and related services to inpatients in one location and meets all of the following criteria:

     1. provides 24-hour-a-day care and services sufficient to support needs resulting from Cognitive Impairment or inability to perform Activities of Daily Living;

     2. has a trained and ready to respond employee on duty at all times to provide that care;

     3. provides 3 meals a day and accommodates special dietary needs;

     4. is licensed or accredited by the appropriate agency to provide such care, if such licensing or accreditation is required by the state in which the care is received;

     5. has formal arrangements for the services of a physician or nurse to furnish medical care in the case of emergency; and

     6. has appropriate methods and procedures for handling and administering drugs and biologics.

CHRONICALLY ILL INDIVIDUAL.

An individual who has been certified by a Licensed Health Care Practitioner as:

     1. being unable to perform (without Substantial Assistance from another person) at least two Activities of Daily Living for a period of at least 90 days due to a loss of functional capacity; or

     2. requiring Substantial Supervision to protect such individual from threats to health and safety due to Cognitive Impairment.

COGNITIVE IMPAIRMENT. A severe deficiency in the insured person's short or long term memory; orientation as to person, place, and time; deductive or abstract reasoning; or judgment as it relates to safety awareness; included in this definition are nervous or mental disorders of organic origin, including Alzheimer's Disease and senile dementia, which are determined by clinical diagnosis or tests.

CUSTODIAL CARE. Personal assistance and care provided as long as the insured person is confined as an inpatient in any facility licensed by the state. Custodial Care includes assistance in the Activities of Daily Living. Persons eligible for Custodial Care are those who are unable to care for themselves but who do not require Skilled Nursing Care or Intermediate Care. Custodial Care must be performed under the orders of a Physician.

ELIMINATION PERIOD. A required period of time while this rider is in force that must elapse before any benefit is available to you under this rider. This rider will have an Elimination Period of 100 days, beginning on the first day of any Qualified Long-Term Care Services that are provided to the insured person. Benefits under this rider will not be paid until the Elimination Period is satisfied, and benefits will not be retroactively paid for the Elimination Period. The Elimination Period can be satisfied by any combination of days of a Long-Term Care Facility stay or any days of Home Health Care. Each day of care or service will be counted towards the Elimination Period, whether or not continuous. The Elimination Period must be satisfied within a consecutive period of 24 months starting with the month in which such services are first provided. The Elimination Period must be satisfied only once while this rider is in effect.


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HOME HEALTH CARE. Personal assistance and care provided by a Home Health Care
Provider in a private home or by an Adult Day Care Center to the insured person who is under the care of a Physician.

HOME HEALTH CARE PROVIDER. A licensed home health care agency or an Adult Day Care Center. This also includes an employee of a Hospital acting in the capacity of providing care in a private home.

HOSPICE CARE FACILITY. A licensed hospice facility which provides palliative and supportive medical and other health services to meet the physical, social, spiritual, and special needs of terminally ill patients and their families in a group residential setting.

HOSPITAL. A place which, by law, provides care and treatment for sick or injured persons as resident bed patients. It must provide:

     1. a registered graduate nurse on duty or on call at all times to supervise 24-hour nursing services;

     2. the means for diagnosis, treatment, and surgery; and

     3. a doctor present or on call at all times to supervise all care.

IMMEDIATE FAMILY. Your or the insured person's spouse, parents, grandparents, as well as siblings, children, stepchildren, grandchildren and their respective spouses. Immediate Family also includes family members of your or the insured person's spouse.

INTERMEDIATE CARE. Medically necessary care provided under the supervision of a registered nurse or a Physician in a Long-Term Care Facility to the insured person who is admitted as a resident patient. These services are provided to persons who do not require the degree of care and treatment of Skilled Nursing Care but who, because of their Cognitive Impairment or physical condition, require care and services above the level of Custodial Care. It must be certified by an attending Physician that Intermediate Care in a Long-Term Care Facility is medically needed.

LICENSED HEALTH CARE PRACTITIONER. A Physician, a registered nurse (R.N.), a licensed social worker, or any other individual who meets the requirements as may be prescribed by the U.S. Secretary of the Treasury. A Licensed Health Care Practitioner does not include you, the insured person, a member of your or the insured person's Immediate Family, anyone who is under suspension from Medicare or Medicaid, or who is the owner or an employee of the Long-Term Care Facility in which the insured person is confined.

LONG-TERM CARE FACILITY. A facility, other than the acute care unit of a Hospital, that provides Skilled Nursing Care, Intermediate Care, or Custodial Care, and is licensed by the appropriate state licensing agency. It must also have:

     1. a registered graduate nurse on duty at all times to supervise 24-hour nursing service;

     2. a doctor to supervise the operation of the facility;

     3. a planned program of policies and procedures that were developed with the advice of a professional group of at least one doctor or nurse; and

     4. a doctor available to furnish emergency medical care.

A Long-Term Care Facility does not mean:

     1. a facility that primarily treats drug addicts or alcoholics;

     2. a facility that primarily provides domiciliary, residency, or retirement care; or

     3. a facility owned or operated by a member of your or the insured person's Immediate Family.

LONG-TERM CARE SPECIFIED AMOUNT. The maximum benefit that we will pay for Qualified Long-Term Care Services for the insured person during a Period of Coverage. The initial Long-Term Care Specified Amount is equal to the face amount of the base policy at issue. This amount may change due to subsequent policy transactions; see the "Effect of Policy Transactions on Rider Benefits" and "Effect of Rider Benefits on Policy" provisions of this rider for more information.

MAINTENANCE OR PERSONAL CARE SERVICES. Any care the primary purpose of which is the provision of needed assistance with any of the disabilities as a result of which the individual is a Chronically Ill Individual (including the protection to health and safety due to severe Cognitive Impairment).

MAXIMUM MONTHLY BENEFIT. The maximum amount we or an affiliated company will pay in a month for Qualified Long-Term Care Services for the insured person. The Maximum Monthly Benefit is initially equal to the Long-Term Care Specified Amount multiplied by the benefit percentage, shown on Page 3 of the policy, that you have selected. This amount may change due to subsequent policy transactions; see the "Effect of Policy Transactions on Rider Benefits" provision of this rider for more information.

Upon submitting a claim, you may request that an amount less than the Maximum Monthly Benefit shown on Page 3 of the policy be paid; however, this may not be less than $500. Requesting a lower Maximum Monthly Benefit could increase the length of time benefits may be payable.

MONTHLY BENEFIT PAYMENT. The amount we will pay in a month for Qualified Long-Term Care Services for the insured person. This amount is equal to the lesser of:


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     1. the Maximum Monthly Benefit (or lesser amount as requested); or

     2. the monthly equivalent of 200% of the per diem limit allowed by the Health Insurance Portability and Accountability Act. We reserve the right to increase this percentage.

We will pay a proportionate amount of the Monthly Benefit Payment for services rendered for less than a full month. We will assume for computation purposes a 30 day month and a 360 day year. Income tax consequences may result if the aggregate payments received with respect to an insured person exceed the exclusion limits allowed for benefits for Qualified Long-Term Care Services under applicable tax law. You should consult with a tax advisor regarding your circumstances.

PERIOD OF COVERAGE. The period of time during which the insured person receives services that are covered under this rider and for which benefits are payable. This begins on the first day of covered services received after the end of the Elimination period. A Period of Coverage will end on the earliest of the following dates:

     1. the date that we receive the Notice of Release which must be sent to us when the insured person is no longer receiving Qualified Long-Term Care Services;

     2. the date we determine you are no longer eligible to receive benefits in accordance with the terms of this rider;

     3. the date when you request that we terminate benefit payments under this rider;

     4. the date when the Accumulated Benefit Account equals the current Long Term Care Specified Amount;

     5. the date that you surrender the policy; or

     6. the date of death of the insured person.

PHYSICIAN. A person, as defined in section 1861(r)(1) of the Social Security Act, who is licensed to practice the healing arts and is performing only those services within the scope of his or her license.

PLAN OF CARE. A written plan for Qualified Long-Term Care Services designed especially for the insured person. This Plan of Care must specify the type, frequency, and providers of all the services the insured person requires.

QUALIFIED LONG-TERM CARE SERVICES. Necessary diagnostic, preventive, therapeutic, curing, mitigating, and rehabilitative services, and maintenance or personal care services. These services must be required by a Chronically Ill Individual pursuant to a Plan of Care prescribed by a U.S. Licensed Health Care Practitioner. These services must be provided by a Long-Term Care Facility or by a Home Health Care Provider.

SKILLED NURSING CARE. Medically necessary care provided or supervised by a registered nurse or a Physician in a Long-Term Care Facility to the insured person who is admitted as a resident patient. It must be certified by an attending Physician that Skilled Nursing Care in a Long-Term Care Facility is medically needed on a daily basis.

SUBSTANTIAL ASSISTANCE. The physical hands-on assistance of another person without which the insured person is unable to perform the Activity of Daily Living; or the presence of another person within arm's reach that is necessary to prevent, by physical intervention, injury to the insured person while he or she is performing the Activitiy of Daily Living.

SUBSTANTIAL SUPERVISION. Continual supervision (which may include cuing by verbal prompting, gestures, or other demonstrations) by another person that is necessary to protect the severely cognitively impaired individual from threats to his or her health or safety (such as may result from wandering).

                                 RIDER BENEFITS

ELIGIBILITY FOR THE PAYMENT OF BENEFITS. We must receive the following documentation before any benefits are payable:

         1. A written certification from a U.S. Licensed Health Care Practitioner that the insured person is a Chronically Ill Individual and is receiving Qualified Long-Term Care Services pursuant to a Plan of Care;

         2. Proof that the Elimination Period has been satisfied; and

         3. Written notice of claim and proof of loss in a form satisfactory to us.

PREEXISTING CONDITIONS LIMITATION. Preexisting condition means a condition for which medical advice or treatment was received by, or recommended to, the insured person from a provider of health care services within six months preceding the effective date of this rider. No benefits will be provided under this rider during the first six months for long-term care services received by the insured person due to a preexisting condition. Days of service received by the insured person for a preexisting condition during the first six months that this rider is in force will not be counted toward satisfaction of the Elimination Period.



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WHEN RIDER BENEFITS BEGIN. We will begin Monthly Benefit Payments under this rider when: (a) the Eligibility for the Payment of Benefits Conditions are met; and (b) a claim for benefits has been approved by us.

For continued Monthly Benefit Payments under this rider, a U.S. Licensed Health Care Practioner must recertify, every twelve months from the date of the initial or subsequent certification, that the insured person is still a Chronically Ill Individual receiving Qualified Long-Term Care Services pursuant to a Plan of Care. Otherwise, benefit payments will terminate at the end of the twelve month period.

EFFECT OF RIDER ON POLICY. While this rider is in force, policy face amount increases and death benefit option changes are not permitted.

EFFECT OF POLICY TRANSACTIONS ON RIDER BENEFITS. The following policy transactions will affect rider benefits as follows:

     1. Any request for a decrease in the policy face amount will reduce the current Long-Term Care Specified Amount to an amount equal to the lesser of (a) the new policy face amount or (b) the Long-Term Care Specified Amount immediately prior to the face amount decrease. Any partial Net Cash Surrender Value withdrawal will reduce the current Long-Term Care Specified Amount by the amount of the withdrawal, but not to less than the Policy Account Value minus the withdrawal amount. The Maximum Monthly Benefit in either case will then be equal to the new Long-Term Care Specified Amount multiplied by the benefit percentage shown on Page 3 of the policy.

        A reduction resulting from one of the above transactions will be effective on the date specified in the policy that the transaction is effective

     2. If, at any time, you request payment of an accelerated death benefit due to the insured person's terminal illness, as provided under any Accelerated Death Benefit Rider attached to the policy, we will terminate this rider as of the date of such request whether or not Monthly Benefit Payments are being made as of such date.

EFFECT OF RIDER BENEFITS ON POLICY.

(A). During a Period of Coverage:

     1. Partial Net Cash Surrender Value withdrawals, face amount decreases and premium payments are not permitted.

     2. Each Monthly Benefit Payment will increase the Accumulated Benefit Account by the amount of the payment; this account will be treated as a lien against the policy death benefit, Policy Account Value and Cash Surrender Value.

     3. If there is any outstanding policy loan and accrued loan interest at the time that we approve benefits under this rider, a pro rata portion of the loan will be deducted from the Monthly Benefit Payment as a loan repayment and will reduce the monthly benefit otherwise payable to you.

     4. Loan Extension and Paid Up Death Benefit Guarantee endorsements will no longer be applicable at any time once benefits are paid under this rider.

If this is a variable life policy, transfers between any of your unloaned value in our Guaranteed Interest Account (GIA) and your values in the investment funds of our Separate Account (SA) may continue to be made in accordance with the "Transfers" provision of the policy. However, we reserve the right to restrict your investment options in the funds of our SA while a Period of Coverage continues. If we do this, we will give you advance written notice.

(B). After a Period of Coverage ends:

     1. The face amount of the policy and the Long Term Care Specified Amount are reduced by the same amount that was in the Accumulated Benefit Account. The Accumulated Benefit Account is reset to zero dollars. Any applicable surrender charges will be reduced proportionately. However, the Maximum Monthly Benefit will not be reduced.

     2. The Cash Surrender Value and the Policy Account Value will be reduced on a pro rata basis, but not by more than the Accumulated Benefit Account.

     3. Any premium fund value or lapse protection fund values that are used by us to determine whether a guarantee against policy lapse or a guarantee of death benefit protection is in effect will also be reduced on a pro rata basis.

     4. Any remaining balance for an outstanding loan and accrued loan interest will not be reduced.

If this is a variable life policy, the reduction in your Policy Account Value will reduce your unloaned value in our Guaranteed Interest Account (GIA) and your values in the investment funds of our Separate Account (SA) in accordance with your monthly deduction allocation percentages then in effect. If we cannot make the reduction in this way, we will make the reduction based on the proportion that your unloaned values in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

After the Period of Coverage has ended, we will provide you with notice of the adjusted values.



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(C). If the entire Long-Term Care Specified Amount has been paid out during the
Period of Coverage, this rider will terminate and the policy may terminate.

EXTENSION OF BENEFITS WHEN THE OWNER IS THE INSURED PERSON. If you are the insured person and this policy lapses before the current Long-Term Care Specified Amount has been paid out, terminating this rider while you are confined in a Long Term Care Facility but before any rider benefits have been paid, benefits for that confinement may be payable provided that the confinement began while this rider was in force. Benefits may continue until the earliest of the following dates: (a) the date you are discharged from such confinement; (b) the date when the current Long Term Care Specified Amount has been paid; or (c) the date of your death. If benefits are payable under this provision, there will be no death benefit payable to the beneficiary or beneficiaries named in the base policy.

This Extension of Benefits is subject to all other provisions of this rider (including but not limited to the "Elimination Period" and "Eligibility for the Payment of Benefits" provisions).

EXCLUSIONS. Qualified Long-Term Care Services do not include treatment or care:

     1. for attempted suicide or intentionally self-inflicted injuries;

     2. as a result of alcoholism or drug abuse (unless drug abuse was a result of the administration of drugs as part of treatment by a Physician);

     3. due to war (declared or undeclared) or any act of war, or service in any of the armed forces or auxiliary units;

     4. due to committing or attempting to commit or participating in a felony, riot or insurrection;

     5. for a mental, psychoneurotic, or personality disorder without evidence of organic disease (Alzheimer's Disease and senile dementia are not excluded from coverage);

     6. received outside the United States unless the initial and any annual renewal certifications are completed by a Physician licensed in the United States. For purpose of this exclusion, United States shall mean the 50 states, District of Columbia, Puerto Rico, and the U.S. Virgin Islands.

In addition, we will not pay any benefits under this rider if rider benefits are sought only because a third party requires that this rider be exercised (as, for example, to obtain or maintain a government assistance benefit).

                               GENERAL PROVISIONS

REPRESENTATIONS AND CONTESTABILITY. If this rider has been in effect for less than six months, we may rescind it or deny an otherwise valid claim if the application for this rider contained a misrepresentation that is material to the acceptance of the application.

If this rider has been in effect for at least six months, but less than two years, we may rescind it or deny an otherwise valid request for rider benefits if the application contained a misrepresentation that is both:

     1. material to the acceptance of the application; and

     2. pertains to the condition for which the claim is made.

After this rider has been in effect for two years, it is incontestable, except for relevant facts relating to the insured person's health that you or the insured person knowingly and intentionally misrepresented. In the event that this rider is rescinded after we have paid benefits under this rider, we may not recover the payments already made; however, any death benefit payable under the base policy will be reduced by the amount of such payment.

All statements in the rider application are deemed to be representations and not warranties.

MISSTATEMENT IN AGE OR SEX. If we determine while the insured person is alive that the insured person's age or sex has been misstated on the application, we will recalculate all policy values from the date of policy issue. If the insured person's correct age on the date that this rider became effective was such that we would not have issued this rider, then our liability will be limited to the refund of all charges made for this rider.

GRACE PERIOD. The Grace Period provision of the policy will apply to this rider. During the Grace Period this rider will stay in effect.

RESTORATION OF RIDER BENEFITS. If this rider terminates while the insured person would have otherwise met the eligibility criteria, as described in the "Eligibility for the Payment of Benefits" provision, this rider may be restored if you provide a written request within 5 months after the date of termination, and provided that all of the following conditions are met:

     1. the policy is restored in accordance with the terms of its restoration provision;

     2. we receive satisfactory proof that the insured person would have qualified for benefits on the date of termination; and



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                                   TENTH DRAFT


     3. we receive payment of all overdue rider charges.

The restored rider will not provide Monthly Benefit Payments during the period of lapse to the date of restoration. The effective date of the restored rider will be the beginning of the policy month that coincides with or next follows the date we approve your request.

NOTICE OF CLAIM. Written notice of claim must be submitted to us to our Administrative Office within 30 days after a covered loss starts or as soon as reasonably possible. The notice should include your name, the insured person's name (if not the same), the policy number, and the type of care the insured person is receiving or plans to receive.

CLAIM FORMS. We will furnish you with forms for filing proof of loss within 15 days after we receive notice of claim. If we do not, you can comply with this rider's proof of loss requirement by writing to us within 90 days after the loss occurs about the nature and extent of the loss.

PROOF OF LOSS. Written proof of loss must be given in a form satisfactory to us to us at our Administrative Office during the insured person's lifetime and within 90 days after such loss. If it is not reasonably possible to give written proof in the time required, we shall not reduce or deny a claim for this reason if the proof is given as soon as reasonably possible. However, the proof must be given to us as soon as reasonably possible and during the insured person' s lifetime, and in no event, except in the absence of legal capacity, later than one year from the time specified.

TIME OF PAYMENT OF CLAIMS. Benefits for any loss covered under this rider will be paid as soon as we receive proper written proof of loss, as described above, and any Elimination Period requirement has been met.

PHYSICAL EXAMINATIONS. We, at our own expense, reserve the right to have the insured person examined as often as we may reasonably require during a Period of Coverage.

APPEALS. We will notify you in writing if we do not approve your request for benefits under this rider. We will provide you with a written explanation of the reasons for the denial. You have the right to appeal our claims decision and request that we make all information directly related to such denial available to you. We will provide you with such information within 60 days after the receipt of your written request.

NOTICE OF RELEASE. You must submit immediate notice to us at our Administrative Office when the insured person's confinement in a Long-Term Care Facility or Home Health Care is no longer required.

LEGAL ACTIONS. No legal action may be brought to recover under this rider within 60 days after written proof of loss has been given as required by this rider. No such action may be brought after three years from the time written proof of loss is required to be given.

RIDER TERMINATION. This rider will terminate, and no further benefits will be payable (except as provided under the "Extension of Benefits" provision of this rider), on the earliest of the following:

     1. the date we receive your written request to terminate this rider;

     2. upon termination or surrender of the policy;

     3. the date of the insured person's death;

     4. the date when the Accumulated Benefit Account equals the current Long-Term Care Specified Amount;

     5. the effective date of the election of a Paid Up Death Benefit Guarantee;

     6. the date you request payment under an Accelerated Death Benefit Rider due to terminal illness of the insured person; or

     7. the date the policy goes on Loan Extension.

GENERAL. This rider is part of the policy. Its benefit is subject to all terms of this rider and the policy. All provisions of the policy continue to apply except as specifically modified by this rider. This rider has no cash or loan values.



                      AXA EQUITABLE LIFE INSURANCE COMPANY

/s/ Christopher M. Condron
------------------------------------
Christopher M. Condron
Chairman and Chief Executive Officer


/s/ Karen Field Hazin
---------------------------------------
Karen Field Hazin, Vice President,
Secretary and Associate General Counsel





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